Exhibit 16.1

October 6, 2026

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: American Fusion, Inc. (formerly Renewal Fuels, Inc.) Commission File No. 001-43193; CIK 0000096664

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K of American Fusion, Inc. (the "Company") dated October 6, 2026 (date of earliest event reported: September 30, 2026), and we agree with the statements concerning our Firm contained in paragraph (a) of Item 4.01.

We are not in a position to agree or disagree with the other statements of the Company contained in Item 4.01, including the statements in paragraph (b), or with any other statements contained in the Form 8-K.

Very truly yours,

/s/ JV CPA INC.

JV CPA INC.

Houston, Texas PCAOB ID 7333